Exhibit 99

Contact Info:         Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Reports its 86th Consecutive Profitable Quarter with First Quarter 2011 Earnings of $2.5 Million.

LOWELL, Mass (April 22, 2011) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended March 31, 2011 of $2.5 million, or $0.26 per diluted share, compared to $2.9 million, or $0.32 per diluted share, for the comparable 2010 period.

As previously announced on April 19, 2011, the Company declared a quarterly dividend of $0.105 per share to be paid on June 1, 2011 to shareholders of record as of May 11, 2011. The quarterly dividend represents a 5.0% increase over the 2010 dividend rate.

Chief Executive Officer Jack Clancy commented, “We are very pleased with our financial results and growth during the first quarter of 2011.  Operating income was comparable to prior year levels, as the $422 thousand decrease in net income, compared to the same quarter in 2010, was primarily due to the level of gains realized in 2010 on sales of both investment securities and foreclosed real estate.  The Company did not have sales of these assets in the 2011 period. Deposits, excluding brokered deposits, have grown $41.1 million, or 3%, since December 31, 2010, or 13% on an annualized basis.  While many banks continue to experience declining loan portfolios, our loan balances grew $8.3 million, or 1% since December 31, 2010, 3% on an annualized basis. During the first quarter, we opened our third Southern New Hampshire location in Hudson, and are very pleased with the reception we have received in the Hudson market.”

Mr. Clancy further stated, “In 2011,  our focus remains on increasing market share and on growing all of our business lines, including quality lending, deposits, investment assets managed and insurance services through continued organic growth and strategic expansion, as we seek to take advantage of market opportunities that continue to be presented to strong community banks. We remain committed to making investments in our branch network, technology, and most importantly in our employees, customers and communities, while positioning the Bank for long-term growth.”

Founder and Chairman of the Board George Duncan stated, “Our employees have an unwavering commitment and focus on the communities and customers that we serve. Local businesses, professionals, non-profits and individuals continue to seek the flexibility, responsiveness and personalized service that a community bank such as Enterprise provides.  As a strong, well-capitalized community bank with state-of-the-art product capabilities delivered with a local and dedicated customer-service focus, we believe that we are well positioned to meet our communities’ needs.  It is because of our commitment to the markets in which we operate that we have recorded 86 consecutive quarters of profitability; our total assets under management now surpass $2 billion; and total earnings since the Bank’s inception exceed $100 million.”

Results of Operations

For the quarter ended March 31, 2011, the Company’s growth contributed to increases in net interest income and the level of operating expenses.  The $422 thousand decrease in net income for the three months ended March 31, 2011, as compared to the same period in 2010, was primarily due to $501 thousand of gains on investment securities sales and approximately $110 thousand in gains on the sale of foreclosed real estate realized in 2010. The Company did not have sales of these assets in the 2011 period.

Net interest income for the quarter ended March 31, 2011 amounted to $14.0 million, an increase of $826 thousand, or 6%, compared to the March 2010 quarter.  The increase in net interest income over the comparable 2010 period was due primarily to loan growth. For the three months ended March 31, 2011, average loan balances were $59.5 million higher than the same three months in 2010.  Tax equivalent net interest margin, however, slightly decreased to 4.43%, as compared to 4.44% for the quarter ended March 31, 2010, but has increased since December 31, 2010 when the quarterly margin was 4.31%.

The provision for loan losses amounted to $922 thousand for the three months ended March 31, 2011 compared to $879 thousand for the same period in 2010.  The provision for loan losses during any period is a function of the level of loan growth and trends in asset quality, taking into consideration net charge-offs, the level of non-performing and adversely classified loans, and reserves for specific impaired loans.  Loan growth during the first quarter of 2011 amounted to $8.3 million compared to $8.4 million for the same period in 2010. For the year-to-date period ended March 31, 2011, the Company recorded net charge-offs of $64 thousand, compared to net charge-offs of $607 thousand for the comparable period ended March 31, 2010. Annualized net charge-offs to average loans for the three months ended March 31, 2011 amounted to 0.02% compared to 0.23% in 2010. Total non-performing assets to total assets were 1.67% at March 31, 2011, compared to 1.36% at March 31, 2010.  Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves, and believes that current loan quality statistics are a function of the lagging effects of the recent economic environment. The allowance for loan losses to total loans ratio was 1.76% at March 31, 2011, compared to 1.70% at December 31, 2010 and 1.69% at March 31, 2010.

Non-interest income for the three months ended March 31, 2011 amounted to $2.8 million, a decrease of $311 thousand, or 10%, compared to the first quarter of 2010.  The decrease in non-interest income in the current year primarily resulted from decreases in gains on sales of investment securities and gains on sales of foreclosed real estate, which is included in Other Income, partially offset by increases in gains on loan sales and investment advisory fees.

Non-interest expense for the three months ended March 31, 2011, amounted to $12.2 million, an increase of $1.1 million, or 10%, compared to the same period in the prior year. We continue to expand the branch network and invest in our infrastructure, communities, and employees to position Enterprise for continued long-term growth.  These efforts resulted in general increases in non-interest expense including compensation-related costs, technology,  and advertising and philanthropic costs.  Occupancy expense also increased over the prior year as a result of the unusually harsh weather conditions in New England in the first quarter of 2011.

Key Financial Highlights

•                  Total assets were $1.43 billion at March 31, 2011 as compared to $1.40 billion at December 31, 2010, an increase of 2%.

•                  Total loans amounted to $1.15 billion at March 31, 2011, an increase of $8.3 million, or 1%, since December 31, 2010.  This increase was comprised of a $13.4 million increase in commercial loan balances, partially offset by a decrease of $5.1 million in consumer loans (including residential mortgages) primarily due to residential loan sales in the first quarter.

•                  Total deposits, excluding brokered deposits, were $1.29 billion at March 31, 2011 as compared to $1.24 billion at December 31, 2010, an increase of 3%.  Brokered deposit balances were minimal on those respective dates.

•                  Investment assets under management amounted to $508.3 million at March 31, 2011 as compared to $493.1 million at December 31, 2010, an increase of 3%.  The increase is attributable primarily to asset growth, both from new business and market value appreciation.

•                 Total assets under management amounted to $2.00 billion at March 31, 2011 as compared to $1.95 billion at December 31, 2010, an increase of 2%.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 86 consecutive profitable quarters.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire.  Enterprise

Bank has eighteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry, Hudson, and Salem.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three months ended March 31, 2011 and 2010

(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2011	2010

Interest and dividend income:
Loans	$15,270	$14,769
Investment securities	959	1,090
Short-term investments	11	6
Total interest and dividend income	16,240	15,865

Interest expense:
Deposits	1,915	2,331
Borrowed funds	22	57
Junior subordinated debentures	294	294
Total interest expense	2,231	2,682

Net interest income	14,009	13,183

Provision for loan losses	922	879

Net interest income after provision for loan losses	13,087	12,304

Non-interest income:
Investment advisory fees	956	854
Deposit service fees	1,023	972
Income on bank-owned life insurance	162	156
Other than temporary impairment on investment securities	—	(1)
Net gains on sales of investment securities	—	501
Gains on sales of loans	220	81
Other income	419	528
Total non-interest income	2,780	3,091

Non-interest expense:
Salaries and employee benefits	6,976	6,446
Occupancy and equipment expenses	1,444	1,307
Technology and telecommunications expenses	973	912
Advertising and public relations expenses	665	526
Deposit insurance premiums	489	460
Audit, legal and other professional fees	310	267
Supplies and postage expenses	218	196
Investment advisory and custodial expenses	104	136
Other operating expenses	1,021	883
Total non-interest expense	12,200	11,133

Income before income taxes	3,667	4,262
Provision for income taxes	1,203	1,376

Net income	$2,464	$2,886

Basic earnings per share	$0.26	$0.32

Diluted earnings per share	$0.26	$0.32

Basic weighted average common shares outstanding	9,317,240	9,124,696

Diluted weighted average common shares outstanding	9,355,197	9,129,024

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2011	2010	2010

Assets
Cash and cash equivalents:
Cash and due from banks	$26,071	$30,541	$23,711
Short-term investments	61,094	24,465	61,279
Total cash and cash equivalents	87,165	55,006	84,990

Investment securities at fair value	138,949	146,800	139,870
Loans, less allowance for loan losses of $20,273 at March 31, 2011, $19,415 at December 31, 2010 and $18,490 at March 31, 2010, respectively	1,131,381	1,123,931	1,072,721
Premises and equipment	25,525	24,924	23,168
Accrued interest receivable	5,669	5,532	5,558
Deferred income taxes, net	10,911	11,039	10,253
Bank-owned life insurance	14,535	14,397	13,971
Prepaid income taxes	—	379	—
Prepaid expenses and other assets	9,635	9,657	9,806
Core deposit intangible, net of amortization	—	—	43
Goodwill	5,656	5,656	5,656

Total assets	$1,429,426	$1,397,321	$1,366,036

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,285,046	$1,244,071	$1,188,201
Borrowed funds	5,542	15,541	45,301
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	8,077	9,297	10,080
Income taxes payable	269	—	454
Accrued interest payable	562	914	726

Total liabilities	1,310,321	1,280,648	1,255,587

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,380,747, 9,290,465, and 9,210,026 shares issued and outstanding at March 31, 2011, December 31, 2010 and March 31, 2010, respectively	94	93	92
Additional paid-in capital	43,285	42,590	41,099
Retained earnings	73,487	72,000	67,017
Accumulated other comprehensive income	2,239	1,990	2,241

Total stockholders’ equity	119,105	116,673	110,449

Total liabilities and stockholders’ equity	$1,429,426	$1,397,321	$1,366,036

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	three months	year	three months
	ended	ended	ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2011	2010	2010
Balance Sheet Items:
Total assets	$1,429,426	$1,397,321	$1,366,036
Loans serviced for others	63,540	63,807	59,977
Investment assets under management	508,265	493,078	448,186
Total assets under management	$2,001,231	$1,954,206	$1,874,199

Book value per share	$12.70	$12.56	$11.99
Dividends per common share	$0.105	$0.400	$0.100
Total capital to risk weighted assets	11.40%	11.44%	11.18%
Tier 1 capital to risk weighted assets	10.09%	10.14%	9.88%
Tier 1 capital to average assets	8.79%	8.55%	8.66%
Allowance for loan losses to total loans	1.76%	1.70%	1.69%
Non-performing assets	$23,908	$21,166	$18,618
Non-performing assets to total assets	1.67%	1.51%	1.36%

Income Statement Items (annualized):
Return on average assets	0.72%	0.78%	0.89%
Return on average stockholders’ equity	8.49%	9.42%	10.73%
Net interest margin (tax equivalent)	4.43%	4.41%	4.44%